Exhibit 10.21

CURON MEDICAL, INC.

EMPLOYMENT AGREEMENT

         This Agreement is entered into as of January 2, 2003 (the "Effective Date") by and between Curon Medical, Inc. (the "Company") and Larry C. Heaton II ("Executive").

         1.          Duties and Scope of Employment.

                  (a)          Positions and Duties.          As of the Effective Date, Executive will serve as President and Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Company's Board of Directors (the "Board"). Executive shall report to the Board. The period of Executive's employment under this Agreement is referred to herein as the "Employment Term." During the Employment Term, Executive will also be entitled to a voting position on the Board, subject to any required Board and Shareholder approvals. Executive agrees to resign from the Board at the end of the Employment Term, if requested to do so by action of the Board.

                  (b)          Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability, will devote his full business efforts and time to the Company, and will not actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

         2.          Employment Term. The parties agree that Executive's employment with the Company will be "at-will" employment and may be terminated by either party at any time with or without cause, and Executive shall not be entitled to any benefits or payments upon termination, except as set forth in this Agreement. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment or extension, by implication or otherwise, of his employment with the Company.

         3.          Compensation.

                  (a)          Base Salary. During the Employment Term, the Company will pay Executive as compensation for his services a base salary at an annualized rate of $295,000 (the "Base Salary"). Executive's Base Salary will be paid periodically in accordance with the Company's normal payroll practices.

                  (b)          Bonus. Commencing with the second year of Executive's employment, Executive shall be eligible to receive an annual performance bonus of up to 40% of Base Salary (the "Bonus"), by achieving mutually agreed upon performance milestones approved each year by the Board. During Executive's first year of employment, Executive shall be eligible to receive a performance bonus of up to $18,000 by achieving mutually agreed upon performance milestones approved by the Board.

                  (c)          Equity Compensation. On the Effective Date, subject to approval of the Compensation Committee of the Board, Executive shall be granted a stock option, which shall be, to the extent possible under the $100,000 rule of Section 422(d) of the Internal Revenue Code of 1986, as amended (the "Code"), an "incentive stock option" (as defined in Section 422 of the Code), to purchase 750,000 shares of the Company's Common Stock at an exercise price per share equal to the closing price of such shares as of the Effective Date (the "Option"). Subject to the accelerated vesting provisions set forth in Section 6 below, 12/48ths of the shares subject to the Option shall vest on the first anniversary of the Effective Date and 1/48th of the shares subject to the Option shall vest at the end of each full calendar month thereafter, so that the Option will be fully vested and exercisable approximately four (4) years from the Effective Date, subject to Executive's continued employment with the Company on the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Company's 2000 Stock Plan (the "Stock Plan") and a stock option agreement by and between Executive and the Company (the "Option Agreement"), which documents are incorporated herein by reference.

                  (d)          The Board will review Executive's performance at least once per year, and Executive's compensation may be subject to adjustment as a result of such review.

         4.          Employee Benefits. Executive shall be entitled to the following benefits during the Employment Term:

                  (a)          General. Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

                  (b)          Temporary Housing Allowance. The Company will pay Executive a housing allowance of $57,000 per year for up to the first four (4) years of employment, payable in accordance with the Company's standard payroll policies.

                  (c)          Relocation Reimbursement and Assistance. The Company will reimburse Executive for reasonable documented moving expenses incurred by Executive and his family during their relocation from Executive's primary residence to the San Francisco Bay Area up to $125,000. To the extent that Executive's actual relocation costs are less than $125,000, the Company will pay the difference to Executive in equal monthly installments over the first two years of Executive's employment or at such other rate as determined by the Board. In addition, if and when Executive purchases a home in the San Francisco Bay Area, the Company shall pay Executive an additional $100,000 as partial assistance for the increased cost associated with home ownership.

                  (d)          Vacation. Executive will be entitled to paid vacation in accordance with the Company's vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to with the Board.

                  (e)          Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

         5.          Severance. If the Company terminates Executive other than for Cause (as defined below), Executive shall be entitled to receive a severance payment equal to six (6) months of his Base Salary as then in effect, provided that Executive also execute and not revoke a release in a form determined by the Company at the time of termination.

         6.          Change of Control Benefits. If, following a Change of Control (as defined below), the Company (or its successor) terminates Executive other than for Cause or Executive voluntarily terminates as a result of a Constructive Termination (as defined below), then (i) Executive will be entitled to receive a severance payment equal to twelve (12) months of his Base Salary, and (ii) the Option will have its vesting accelerated so as to become 100% vested as of the date of such termination. Thereafter, the Option will continue to be subject to the terms, definitions and provisions of the Stock Plan and Option Agreement.

         7.          Definitions.

                  (a)          Cause. For purposes of this Agreement, "Cause" is defined as (i) a material act of dishonesty made by Executive in connection with Executive's responsibilities as an employee that leads to material harm to the Company, (ii) Executive's conviction of, or plea of guilty or nolo contendere to, a felony, (iii) an act by Executive which constitutes gross misconduct or fraud and which is materially injurious to the Company, or (iv) Executive's continued, substantial violations of his employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that Executive has not substantially performed his duties.

                  (b)          Change of Control. For purposes of this Agreement, "Change of Control" of the Company is defined as: (i) a merger or consolidation of the Company in which the stockholders of the Company immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors of the surviving entity or (ii) the sale by the Company of all or substantially all the Company's assets in one transaction or in a series of transactions.

                  (c)          Constructive Termination. For purposes of this Agreement, "Constructive Termination" is defined as a resignation of Executive's employment within ninety (90) days following the occurrence of any of the following events: (i) without Executive's written consent, a significant and material reduction of Executive's duties or responsibilities relative to Executive's duties or responsibilities in effect immediately prior to such reduction (provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change of Control but is not made the Chief Executive Officer of the acquiring corporation) shall not constitute a "Constructive Termination") or (ii) a relocation of Executive's workplace outside of the San Francisco Bay Area.

         8.          Confidential Information. Executive agrees to enter into the Company's standard Proprietary Information Agreement (the "Proprietary Information Agreement") upon commencing employment hereunder.

         9.          Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

         10.          Arbitration. Executive agrees that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its California Employment Dispute Resolution Rules. Executive agrees that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. Executive agrees that the prevailing party in any arbitration shall be awarded its reasonable attorney's fees and costs.

         11.          Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that Executive is waiving Executive's right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive's choice before signing this Agreement.

         12.          Integration. This Agreement, together with the Stock Plan, the Option Agreement, the Proprietary Information Agreement and any other written document referred to herein, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

         13.          Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

         14.          Identification. For purposes of federal immigration law, Executive will be required to provide to the Company documentary evidence of Executive's identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of the Effective Date, or Executive's employment relationship with the Company may be terminated and Executive will not be entitled to any benefits provided under this Agreement.

         15.          Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

         16.          Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the Effective Date.

CURON MEDICAL, INC.

By:	/s/ MICHAEL BERMAN
Date:	December 18, 2002
Title:	Chairman

EXECUTIVE

By:	/s/ LARRY C. HEATON II
Date:	December 18, 2002